Napster Contacts:
Dana M. Harris
Napster
310-281-5073
dana.harris@napster.com

Natalie A. Svider
Ruder Finn, Inc.
310.882.4000
svidern@ruderfinn.com

NAPSTER PASSES HALF MILLION SUBSCRIBER MILESTONE

LOS ANGELES, CA - January 18, 2006 - Napster (NASDAQ: NAPS), the biggest brand in digital music, announced today that the number of premium paid subscribers enjoying its award-winning digital music subscription service has this week surpassed 500,000. In addition, there are over 50,000 college students subscribing to the service through Napster’s leading university program. The company also announced that over the last year its subscriber base has grown by over 100%.

“Doubling our subscribers over the last twelve months demonstrates the mass market potential of our music subscription model and the powerful appeal of Napster to music fans who want it all,” said Chris Gorog, chairman and CEO of Napster. “With a track record of robust growth, exciting new development in the pipeline and over $100 million on our balance sheet, we are extremely excited about the future of Napster.”

The company will provide additional details on its operations and performance during its third quarter earnings call, scheduled for February 8th, 2006.

About Napster
Napster, the biggest brand in digital music, is a subscription service that enables fans to freely sample the world’s largest and most diverse online collection of music and move an unlimited amount of songs to compatible portable audio players. Napster (www.napster.com) members have access to songs from the major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members' collections. Napster also offers Napster Light, a "lighter" version of the service for those who just want to purchase songs and albums a la carte. Napster is now available in the United States, Canada, Germany and the U.K. and is headquartered in Los Angeles with offices in New York, London, Frankfurt and Tokyo.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to the growth of the Napster service are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products and services; flaws inherent in our products or services; failure of our products to interoperate with the hardware products of our customers, intense competition; failure to maintain relationships with strategic partners and content providers, and general economic conditions, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 2, 2005, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2006 Napster, LLC. All rights reserved. Napster and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.